EXHIBIT 23(a)
                                                   -------------


                      CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TI Employees Universal Profit Sharing Plan of Texas Instruments Incorporated of our reports (a) dated January 28, 1994, with respect to the consolidated financial statements and consolidated financial statement schedules of Texas Instruments Incorporated included or incorporated by reference in its Annual Report (Form 10-K), and (b) dated
May 4, 1994, with respect to the financial statements and schedules of the TI Employees Universal Profit Sharing Plan included in its Annual Report (Form 11-K), both for the year ended December 31, 1993, filed with the Securities and Exchange Commission.



                                        ERNST & YOUNG

Dallas, Texas
July 15, 1994
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